Exhibit 10.27

FIRST AMENDMENT TO FOOTPRINT, LLC, LEASE AGREEMENT

THIS FIRST AMENDMENT TO FOOTPRINT, LLC, LE ASE AGREEMENT (this “Amendment”) is dated as of April 5th, 2018 (the “Effective Date”), by and between FOOTPRINT, LLC, a Delaware limited liability company (“Tenant”), PARK LUCERO II, LP, a Delaware limited partnership (“Landlord”), and Kevin Easler (“Guarantor”).

Recitals

A. Landlord and Tenant are parties to that certain Lease Agreement dated as of December 7, 2017 ( the “Original Lease”), which Original Lease is guarantied by Guarantor pursuant to that certain Guaranty dated as of December 7, 2017.

B. Pursuant to the Original Lease, Tenant leases from Landlord the space known as Building F at Park Lucero, consisting of approximately 131,796 rentable square feet, located at 250 E. Germann Road, Gilbert, AZ (as more particularly defined in the Lease, referred to herein as the “Premises”). The Original Lease shall expire on January 31, 2030.

C. Landlord, Tenant, and Guarantor wish to amend the Original Lease and the Guaranty to (a) increase the tenant improvement allowance, (b) increase the amounts guarantied under the Guaranty, and ( c) provide for certain related matters, as set forth in this Amendment.

Agreement

Therefore, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:1. Defined Terms. Terms that are not defined in this Amendment but are defined in the Original Lease have the meanings given in the Original Lease. The Original Lease as modified by this Amendment is hereinafter referred to as the “Lease.” The following terms shall have the meanings set forth in this Amendment:

1.1. “Additional Allowance” shall mean (in this Amendment and in the Original Lease) a total of $700,000.00.

1.2. “Guarantied Amounts” shall mean (in this Amendment, the Original Lease, and in the Guaranty) all rentals and all sums, costs, expenses, charges, payments and deposits (including sums payable as damages upon a default or arising out of an indemnity under the Lease), including, without limitation, the Additional Allowance.

2. Amendment to Improvement Allowance: Additional TI Payment.

(a) Section 4 of Exhibit C Tenant Work Letter is hereby amended to add the following: The Tenant Improvement Allowance is increased by the amount of the Additional Allowance. The Tenant Improvement Allowance must be utilized by Tenant to pay for Costs of Tenant Improvements by October 31, 2018.

(b) In addition to Base Rent and all other amounts payable under the Lease, Tenant agrees to pay Landlord the amount of $8,492.93, plus applicable rental tax (the “Additional Monthly TI Payment”), on the first day of each month following the Effective Date through January 31, 2028. Upon execution of this Amendment, as payment for the Additional Monthly TI Payment due for the months of February and March 2018, Tenant shall pay to Landlord the sum of $16,985.86.

3. Reaffirmation of Guaranty. Guarantor continues to be the guarantor of Tenant’s obligations under the Lease, as modified herein. Guarantor hereby reaffirms the Guaranty, as modified herein, and agrees that it remains in full force and effect and Guarantor continues to be obligated pursuant to the terms of the Guaranty for all of Tenant’s obligations under the Lease (as amended by this Amendment), including, without limitation, those described in this Amendment.

4. Conditions of Premises. Tenant acknowledges that it is currently in possession of the Premises.

5. Brokers. Landlord and Tenant each represents and warrants that it has dealt with no broker, agent or other person in connection with this Amendment and that no broker, agent or other person brought about this Amendment, other than First US Advisors, Inc. (“Tenant’s Broker”), or Jones Lang LaSalle (“Landlord’s Broker”), and that there is no additional commission owed to Landlord’s Broker or Tenant’s Broker based on the Additional Allowance. Landlord shall indemnify Tenant against any liability or expense (including reasonable attorneys’ fees and costs of defense) for any brokerage commission or finder’s fee claimed by anyone based on any express or implied commitment made by Landlord or its agents or representatives in connection with this Amendment. Tenant shall indemnify Landlord against any liability or expense (including reasonable attorneys’ fees and costs of defense) for any brokerage commission or finder’s fee claimed by anyone based on any express or implied commitment made by Tenant or its agents or representatives. The parties’ liability under this Section 5 shall survive any expiration or termination of the Lease.

6. Miscellaneous.

(a) Except as amended by this Amendment, all of the terms, covenants, conditions, provisions, and agreements of the Lease remain in full force and effect. The provisions of this Amendment supersede and control over any conflicting provisions in the Original Lease.

(b) Tenant hereby represent and warrants that, as of the date hereof, (a) the Lease is in full force and effect and has not been modified or amended, except as set forth herein, (b) neither Tenant or Landlord is in default under the Lease nor does Tenant have any knowledge of any event which with the giving of notice and passage of time would result in a default, and ( c) Landlord has performed all obligations on the part of the Landlord under the Lease and that Tenant has no claims against Landlord or claims of offset against any rent or other sums payable by Tenant under the Lease.

(c) The parties have read this Amendment and have received the advice of legal counsel with respect to this Amendment or have had the opportunity to receive legal advice, and they have freely and voluntarily entered into this Amendment. This Amendment embodies the entire agreement between the parties as to its subject matter and supersedes any prior agreements with respect thereto. There are no agreements or understandings between the parties with respect to the subject matter of this Amendment not set forth in this Amendment or the Original Lease. This Amendment cannot be modified except by a writing signed by both Landlord and Tenant (or their permitted successors or assigns).

(d) This Amendment will be effective only when both Landlord and Tenant have signed and delivered it. This Amendment may be signed in counterparts and, when counterparts of this Amendment have been signed and delivered by both of the parties as provided in this Section 6( d), this Amendment will be fully binding and effective, just as if both of the parties had signed and delivered a single counterpart of this Amendment. Signatures provided by telecopy or other electronic means (i.e., e-mail) shall have the same binding effect as original signatures. This Amendment is not an offer to lease and cannot be accepted by performance or otherwise rendered effective in any manner other than in accordance with this Section. Landlord’s submission of an unsigned copy this Amendment to Tenant for evaluation, negotiation, or signature by Tenant will not constitute signature of this Amendment by Landlord or otherwise bind Landlord, regardless of whether the cover letter or email transmitting that copy of this Amendment is signed or contains words of approval.

[The remainder of this page is intentionally blank; signatures follow.]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date set forth above.

TENANT

FOOTPRINT, LLC,
a Delaware limited liability company

By:	/s/ Yoke Chung
Name: Yoke Chung
Title: CTO

LANDLORD

PARK LUCERO II, LP,
a Delaware limited liability company,

By:	Thurca, LLC,
a Delaware limited liability company
Its General Partner

By:	Trammell Crow Arizona Development, Inc.
a Delaware corporation,
Its Sole Member

By:	/s/ Donald J. Mahoney
Name: Donald J. Mahoney
Title: President

By:	AX GILBERT II L.P.,
a Delaware limited partnership
Its Limited Partner

By:	AX GILBERT II, LLC,
a Delaware limited liability company,
Its General Partner

By:	/s/ Philip Martnes
Philip Martnes, Authorized Signatory

GUARANTOR:

/s/ Kevin Easler
Kevin Easler